Corporate Resolution

Aquila Three Peaks Opportunity Growth Fund

Be it known that the following corporate resolution is in full force and effect:

WHEREAS The Board of Trustees of the Fund adopted the following resolutions on motion duly made, seconded and carried unanimously at the Fund’s Board of Trustees’ Meetings held on September 7, 2013;

NOW, THEREFORE, BE IT RESOLVED, that the proposed fidelity bond with ICI Mutual Insurance Company be and it hereby is approved through October 31, 2014, as a joint insured bond including the respective Fund and related entities, and

RESOLVED, that there is hereby authorized a premium (with premium tax) and a commitment to ICI Mutual Insurance Company, and

RESOLVED, that allocation of the premium and premium tax shall be in accordance with an Agreement Among Insureds to be executed by the respective Fund as an additional party, and

RESOLVED, that the Secretary is hereby authorized to make any required filings with the Securities and Exchange Commission pursuant to Rule 17g-1 under the Investment Company Act of 1940.

FURTHER RESOLVED, that on September 17, 2013, the shareholders of the Fund approved a Plan of Reorganization whereby the Fund became a series of Aquila Funds Trust, effective October 11, 2013.

Sealed this 16th day of December, 2013.

By:	/s/ Charles E. Childs, III
Charles E. Childs, III Secretary